Exhibit 10.1

RGA Enterprise Services Company

PRIVATE & CONFIDENTIAL

June 23, 2023

Tony Cheng

Via email

RE: Transfer to Chesterfield, MO, USA

Dear Tony,

The purpose of this letter is to outline the support that will be provided to you as you transfer employment from RGA Reinsurance Company Hong Kong Branch (“RGA HK”) to RGA Enterprise Services Company (“RGA US”). Tentatively set for July 14, 2023, the actual effective date of your transfer is contingent on you obtaining the necessary immigration documents required for you to live and work in the United States (refer to Section 7 below). As described in more detail below. your employment with RGA HK will terminate upon the effective transfer to RGA US. Accordingly, for the purposes of this document, “Effective Date” refers to the date in which these requirements have been satisfied and you have been successfully added to RGA US payroll, as determined by RGA US. Until then you will remain on your current pay and benefits package in Hong Kong.

The terms of this offer are as follows:

1.	Original Hire Date – Your original hire date of August 25, 1997, shall remain unchanged for the purposes of internal recognition.

2.

Benefits Eligibility – On the Effective Date, you will become eligible for coverage under the RGA US’s Retirement and Benefits Programs. Details regarding this coverage will be provided to you under separate cover. Note that your service as an employee of RGA HK will be recognized for any vesting or eligibility requirements assigned to these programs.

Your enrollment in the RGA HK group insurance schemes and all other benefits related to your employment with RGA HK will be discontinued on the Effective Date.

Your membership under the RGA HK pension scheme will cease as of the Effective Date. Both your and RGA HK’s contributions will be made until the Effective Date. Information regarding the withdrawal of your vested benefits will be provided by RGA HK HR.

3.

Accrued Vacation Time – In accordance with RGA HK, any vacation accrued but not yet taken prior to the Effective Date will be paid out to you on your final pay from RGA HK. You will then join the RGA US paid time off (PTO) plan on the Effective Date, prorated in 2023 based on the Effective Date.

Note: Refer to “Tax Equalization” below for details on the tax treatment of your accrued vacation payout.

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com

RGA Enterprise Services Company

4.	Hong Kong Allowances – Payment of any allowances tied to your employment with RGA HK will cease as of the Effective Date.

Note: Refer to “Tax Equalization” below for details on the tax treatment of your Hong Kong Allowances.

5.

2023 Annual Bonus Plan (“ABP”) Award – Given the timing of your transfer, it is expected that a portion of your 2023 ABP award, if any (paid in March 2024), will be taxable in Hong Kong. As a result, RGA US will engage the services of Ernst & Young LLP (“EY Tax”) to ensure that the appropriate amount of withholding is captured from the award and remitted to the Hong Kong tax authorities. The award will be paid to you via US payroll in US Dollars less all applicable withholdings. Your ABP will be calculated using salary as of December 31, 2023.

Note: Refer to “Tax Equalization” below for details on the tax treatment of your 2023 ABP award.

6.

Long-Term Incentive (“LTI”) Awards – LTI awards granted while you were a resident of Hong Kong will be unaffected by your transfer to the United States. As with the ABP award, EY Tax will ensure that the appropriate amount of taxes are withheld from any vested awards, remitted to the appropriate tax authorities, and reported accurately on the corresponding tax slips.

Note: Refer to “Tax Equalization” below for details on tax treatment of LTI awards

7.

Tax Equalization – In recognition of the unique facts and circumstances associated with your transfer, RGA US agrees to make one or more payments to eliminate the impact of US taxes, as compared to Hong Kong taxes, on the following items:

a.	Any payments issued to you in relation to your employment agreement with RGA HK (e.g. Hong Kong allowances, accrued vacation time payout, etc.);

b.	The portion of your 2023 ABP that accrued prior to the Effective Date; and

c.	Any LTI awards, or portions thereof, that have vested as of the Effective Date.

Accordingly, you will only be responsible for the amount of tax owing in Hong Kong on these amounts with RGA US covering the cost of any tax implications in the US. For any LTI awards, or portions thereof, that vest after the Effective Date, you will assume responsibility for the payment of US taxes with respect to those amounts.

At the end of each applicable tax year, EY Tax will reconcile your full earnings and will prepare a tax equalization calculation to ensure that the taxation of these items is in line with this agreement.

8.

Immigration Support – RGA US will engage the services of Armstrong Teasdale LLP to assist you in obtaining appropriate immigration documentation enabling you to live and work in the US. This support will also be extended to any dependent family members accompanying you to the US.

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com

RGA Enterprise Services Company

Should you and your family decide to remain in the US indefinitely, RGA US will support your application for permanent residency status (aka Green Card). To that end, RGA US will work closely with its immigration counsel to determine an appropriate timeline for that application.

9.

Relocation Support – RGA US has retained the services of Aires to assist you with the relocation process. As part of your relocation, a dedicated relocation counsellor will be assigned to manage the logistics of your move. Once assigned, your counsellor will reach out to you to make introductions and to discuss next steps as they relate to your relocation.

The highlights of your relocation package are captured in Appendix A. All of the benefits or allowances outlined below will be managed through Aires. None of these, however, will be considered part of your regular pay or benefits, nor will they be considered for pension purposes.

10.

Tax Preparation & Filing Support – To help you understand the tax implications of your move RGA US has engaged the services of EY Tax to provide you with both a pre-departure/arrival consultation, as well as assist, the preparation of personal income tax returns in the year of your transfer in both Hong Kong and the US. Additional support will be provided for any subsequent year in which your RGA US-earned income (e.g., ABP, LTI, etc.) triggers a tax filing requirement in more than one country. A representative from EY Tax will be reaching out to you shortly to coordinate your tax consultations.

11.

Existing Employment Agreement – On the Effective Date, that certain Employment Agreement, made as of December 24, 2008, between RGA HK and you shall terminate. You acknowledge that there is no other agreement in place between RGA HK, RGA US or any of their respective affiliates and you that entitles you to employment.

Tony, we are thrilled to support your transfer to the US. If you agree with the above provisions, please sign the duplicate copy of this letter and initial each page and return it to my attention as soon as possible. Should you require any clarification, please call me at (636) 736-5960.

Sincerely,

/s/ Michelle King
Michelle King
VP, Global Talent Solutions Lead

Please sign and initial each page and return it to my attention as soon as possible.

I hereby acknowledge that I have read and understood the above.

Agreed:	/s/ Tony Cheng	Date: 6/23/2023
Tony Cheng

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com

RGA Enterprise Services Company

Appendix A

RGA US agrees to provide the following support to assist with your relocation from Hong Kong to the US.

International Transfer

Pre-Transfer Visit

•   To familiarize you with the host location, RGA US will provide you and dependent family members with a Home Finding Trip equivalent to ten (10) days. Booked in conjunction with RGA Global Travel Guidelines, the following expenses will be eligible for reimbursement:

•  Round-trip business class air travel for you and your dependent family

•  Expenses for lodging

•  The cost of meals

•  Car rental and fuel costs

Destination Support

•   In conjunction with the Pre-Transfer Visit, Aires will coordinate local destination services with William French. These services are delivered net of taxes and may include a combination of the following, depending on your personal needs:

•  Home Finding: identify neighborhoods and suitable housing;

•  Area Orientation: community overview tailored to you and your family profile/needs;

•  School Search: assistance with identifying schools;

•  Local Registrations: information regarding local regulations (licenses, permits, registrations, etc.); and

•  City Specific Support: on-going local resources for day-to-day inquiries.

Home Sale Costs - Origin

•   Should you decide to sell your primary residence in Hong Kong, RGA US will reimburse the following home sale closing costs:

•  Brokerage or agency commission fee

•  Other closing fees typically paid by sellers in the area

Final Relocation Airfare

•   RGA US will provide you and your immediate family members with one-way airfare from Hong Kong to the US. The class of airfare will be in accordance with RGA Global Travel Guidelines.

•   RGA US will reimburse cost of two (2) checked bags per person (in addition to the allowed limit) not to exceed 50 lbs. each.

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com

RGA Enterprise Services Company

Shipment of Household Goods

•   RGA US will provide for a sea shipment consisting of a 40-foot container (approx. 6,350 kilograms) to relocate your personal effects from Hong Kong to the US. RGA US will cover the costs of insurance, as well as reasonable and customary duties and customs.

•   RGA US will not approve the transportation of the following items:

•  Perishable food and most alcohol

•  Hazardous items such as gasoline, aerosols, paint, etc.

•  Recreational motor vehicles including motorcycles, trailers, boats, canoes, kayaks, or airplanes

•  Live plants or fertilizer

•  Disassembled vehicles and engine components

•  Firewood, lumber, building materials, patio slates, bricks, cement, sand, tile, etc.

•  Swimming pools, hot tubs

•  Jewelry, precious stones, valuable collections, legal documents, money in any form (cash, securities, bonds, notes, check books, etc.).

•  Firearms and ammunition

•  Outbuildings, storage sheds, greenhouses, farm equipment, fences

•  Animals

•  Illegal items

Storage of Household Goods

•   If required, RGA US provides a maximum of ninety (90) days of storage in situations where the household goods cannot be immediately delivered to the transferee’s new accommodations. Should it be required, your Aires consultant will assist with ensuring delivery to and from a preferred storage provider.

Temporary Accommodations	• RGA US will provide you with temporary accommodations for a maximum of ninety (90) days. Aires will assist you with securing an option that is suitable for your needs.

Rental Car	• RGA US will provide you with a mid-sized economy rental car for ninety (90) days. This will include applicable taxes and insurance. Fuel costs will be your personal responsibility.

Home Purchase Costs – Destination

•   RGA US will reimburse customary closing costs associated with the purchase of a home in the destination location. The reimbursement of closing costs is capped at the lesser of 2% of the purchase price, or US$ 40,000 and may include the following:

•  Abstract/Title Search/Title Exam/Title Insurance for Lender Coverage.

•  Commitment/Application Fee.

•  Credit Report and Appraisal.

•  Escrow /Closing or Settlement Fee.

•  Lender’s Inspection (Not repairs).

•  Inspections considered prudent and customary in the destination which may include a General Home Inspection, Radon, Septic, Well, and Roof. Pool/Spa inspections are not covered as it is a personal choice to have chosen a home with one.

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com

RGA Enterprise Services Company

•  Underwriting, Document Preparation & fees, Wire Transfer, Notary Fees, Recording fees.

•  Origination Fees (if you utilize one of the partner lenders, there will be no Origination Fee charges).

•  State /City/County Stamps where required on Deed/Mortgage Note.
Note: The same expenses can be covered whether you use Quicken Loans, Wells Fargo, or any other lender.

•   Please direct any questions regarding the Home Purchase entitlement to your Aires consultant.

Spousal Support

•   RGA US will provide the following assistance to your accompanying spouse to be used within one year of the effective date of your transfer.

•  Career oriented support (i.e., resume preparation, recertification, etc.) with a specialty service provider up to US$ 2,000, or local country equivalent, net of taxes

•  Reimburse educational or personal development, social group/activity fees up to a maximum of US$ 2,000, or local country equivalent, net of taxes

Vehicle Disposition (if applicable)

•   If applicable, RGA US will reimburse 75% of the difference between the price obtained and the average ‘market price’ for a comparably equipped vehicle of the same make and year, up to a maximum of US $7,000 (local currency equivalent) net each for a maximum of two (2) vehicles.

Miscellaneous Allowance

•   RGA US will provide you with a miscellaneous allowance intended to assist with expenditures related to an international relocation that are not addressed by this appendix. This one-time payment is equal to one month’s salary capped at US$ 10,000 net. The allowance will be processed by Aires upon receipt of the signed Employee Relocation Repayment agreement.

•   Expenses this allowance is meant to cover include, but are not limited to:

•  Purchasing appliances or electronics

•  Utility deposits

•  Financial or legal planning

•  Duplicate records, such as medical or school records

•  Mail forwarding

•  Personal mobile phones

•  Shipment of family pets

Relocation Payback Agreement

•   To receive the benefits contained herein, you must indicate your agreement to the terms of the attached Relocation Repayment Agreement by signing and returning a copy of the agreement to your Aires contact.

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com

RGA Enterprise Services Company

EMPLOYEE RELOCATION AND REPAYMENT AGREEMENT

1.

RGA Enterprise Services Company (“RGA US”) acknowledges its obligations to provide Tony Cheng (the “Employee”) with the relocation entitlements set forth in the appendix (the “Appendix”) to that certain letter agreement between RGA US and Employee dated June 23, 2023.

2.

This Employee Relocation and Repayment Agreement (this “Agreement”), effective July 14, 2023 is intended to clarify specifics in regards to the limitations of the relocation assistance guidelines described in the Appendix (the “Guidelines”) and confirm the parties’ mutual understanding concerning reimbursement of relocation expenses. Nothing contained in this paragraph or this Agreement shall be construed as a contract for employment or continued employment.

3.	This Agreement shall be construed in accordance with the laws of Missouri, without regard to the conflicts of laws provisions thereof.

4.	Employee shall reimburse RGA US for all reasonable costs, expenses and attorneys’ fees incurred by RGA US in enforcing the terms of this Agreement.

I have been provided with the Guidelines and acknowledge the following in regards to any relocation with RGA US:

Expenses associated with my relocation with RGA US may be considered taxable income to me. While RGA US attempts to offset the tax liability incurred by this additional income, the employee is ultimately responsible for their personal taxes, whether due to relocation coverage, tax gross-up coverage, or other circumstance. RGA US suggests I speak to a reputable accountant to seek tax advice.

Some relocation benefits are only available to me once I provided certain documentation to RGA US, including but not limited to returning this signed document.

If I voluntarily terminate my employment or am terminated for cause (e.g., gross misconduct) from RGA US prior to one (1) year from the date of hire or transfer, I will reimburse RGA US one hundred percent (100%) of the relocation expenses incurred by RGA US on my behalf. If the termination of employment occurs more than one (1) year but within two (2) years of the date of start of work at the new location, I shall refund fifty percent (50%) of the amount of the reimbursed expenses. Repayment terms and conditions will be agreed upon at the time of termination.

/s/ Tony Cheng
Tony Cheng

RGA Enterprise Services Company

By:	/s/ Michelle King
Michelle King
VP, Global Talent Solutions Lead

16600 Swingley Ridge Road, Chesterfield, Missouri, 63017-1706, United States T 636-736-7000 www.rgare.com